News Release

For further information:

Hooper Holmes
Roy H. Bubbs
Interim President and Chief Executive Officer
(908) 766-5000

Investors: John Capodanno
Media: Jonathan Birt
Financial Dynamics
212-850-5600

Hooper Holmes Announces Transition in Leadership, Review of
Strategic Alternatives

BASKING RIDGE, N.J., FEBRUARY 6, 2008 -- Hooper Holmes (AMEX:HH) today announced that James D. Calver has resigned from his positions as the President and Chief Executive Officer of the Company, and as a member of the Company’s Board of Directors, effective February 5, 2008.

The Board has appointed Roy H. Bubbs, a member of the Board, to serve as the Company’s interim President and CEO.  Mr. Bubbs, age 58, has served as a member of the Board since being elected to the Board by the Company’s shareholders at the 2007 annual shareholders’ meeting.  For the past two years, Mr. Bubbs has been a self-employed consultant, developing strategic business and operational plans for new ventures for insurance companies and private investors.  From 2000 to 2005, Mr. Bubbs was President of AXA Partners (formerly known as MONY Partners), a distributor of life insurance products to brokerage firms and brokerage general agents, based in Hartford, Connecticut.  Mr. Bubbs has over 30 years’ experience in the insurance industry.

The Board has also elected John W. Remshard, age 60, to serve as the Chairman-elect of the Board, to succeed Benjamin A. Currier as Chair following the 2008 annual shareholders’ meeting.  Mr. Remshard has served as a member of the Board since July 2006.  Mr. Remshard served as the Senior Vice President and Chief Financial Officer of Wellchoice, a New York state health insurer for ten years.  Before that, he served as Vice President and Assistant General Auditor for Cigna Corporation over a period of close to 20 years.

In his new role, Mr. Remshard has been charged with exploring the Company’s various strategic alternatives.

In commenting on the change in leadership, Ben Currier stated, “The Board wishes to express its appreciation and thanks for the leadership James Calver has provided over the last two years.  In what admittedly has been a challenging period in the Company’s history, James has worked very diligently to further the Company’s efforts to effect a turnaround.”

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About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of more than 9,000 examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more than 2.3 million medical exams and process about the same number of samples in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews. We are also a leading provider of medical claims evaluation services used by property and casualty insurance carriers, law firms, self-insureds and third-party administrators to handle personal injury and accident claims.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company's business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

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